Exhibit 99.2

CorMedix Inc. Files Request with FDA for QIDP Designation for Neutrolin®

BRIDGEWATER, N.J., December 4, 2014 -- CorMedix Inc. (NYSE MKT: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of cardiac, renal and infectious disease, has filed a request with the U.S. Food and Drug Administration (FDA) for designation of its lead product candidate, Neutrolin® Catheter Lock Solution, as a qualified infectious disease product (QIDP) pursuant to the Generating Antibiotic Incentives Now (GAIN) title of the Food and Drug Administration Safety and Innovation Act (FDASIA).  Neutrolin contains taurolidine, which has been shown to be a potent anti-infective agent that is active against gram positive and gram negative bacteria, and also contains heparin to ensure patency of the catheter. Dr. Douglas Webb, an infectious disease expert and a member of the CorMedix Scientific Advisory Board, noted that “GAIN is intended to encourage development of new antibacterial and antifungal drugs to address serious and life-threatening infections.  Neutrolin has shown antimicrobial activity against several of the qualifying pathogens that FDA has designated for GAIN and that are documented to be a serious threat to public health by causing blood-stream infections in hemodialysis patients, including Staphylococcus aureus, Pseudomonas species, and Enterococcus species.”

CorMedix is requesting designation of Neutrolin as a QIDP to secure incentives, such as the 5 year extension of marketing exclusivity, for pursuing marketing approval in the U.S.  CorMedix intends to conduct clinical trials with Neutrolin® Catheter Lock Solution in hemodialysis patients and oncology patients, where catheter-related blood stream infections can be life-threatening and infection of catheters with antibiotic resistant bacteria can result in catheter removal.

“We believe Neutrolin is a good candidate for this important designation, especially when development of resistance by microbial pathogens to taurolidine has not been demonstrated,” said Randy Milby, CorMedix Chief Executive Officer.

The request for QIDP designation follows the request for Fast Track designation, submitted to FDA in November.  Fast Track designation is intended to facilitate the development and expedite the review of drugs to treat serious conditions and fill an unmet medical need.  CorMedix believes that Fast Track designation would be beneficial for the rapid development of Neutrolin in the U.S. to expand beyond its current use in Europe.

About CorMedix Inc.

CorMedix Inc. is a commercial-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac, renal and infectious diseases. CorMedix's first commercial product in Europe is Neutrolin®, a catheter lock solution for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients, in addition to oncology patients, critical care patients including neonates, and patients receiving total parenteral nutrition, IV hydration, and/or IV medications.  Please see the company's website at www.cormedix.com for additional information. Plans are in progress to expand commercial distribution into the United States, Asia, the Middle East, South America and Africa upon appropriate regulatory approval.

745 Route 202-206, Suite 303, Bridgewater, NJ 08807
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management's expectations, beliefs, goals, plans or CorMedix's prospects, should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including: the acceptance of Neutrolin for any approved use; the cost, timing and results of  the planned Phase 3 trial for Neutrolin in the U.S.; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix's product candidates, including marketing of Neutrolin® in countries other than Europe; the risks associated with the launch of Neutrolin® in new  markets; CorMedix's ability to enter into, execute upon and maintain collaborations with third parties for its development and marketing programs; CorMedix's ability to maintain its listing on the NYSE MKT; the risks and uncertainties associated with CorMedix's ability to manage its limited cash resources; the outcome of clinical trials of CorMedix's product candidates and whether they demonstrate these candidates' safety and effectiveness; CorMedix's dependence on its collaborations and its license relationships; achieving milestones under CorMedix's collaborations; obtaining additional financing to support CorMedix's research and development and clinical activities and operations; CorMedix's dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers, sales and marketing organizations, and consultants; and protecting the intellectual property developed by or licensed to CorMedix. These and other risks are described in greater detail in CorMedix's filings with the SEC, copies of which are available free of charge at the SEC's website at www.sec.gov or upon request from CorMedix. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Randy Milby

(908) 517-9489

745 Route 202-206, Suite 303, Bridgewater, NJ 08807
Tel:  (908) 517-9500 • Fax:  (908) 429-4307
www.cormedix.com